VIRTUALARMOUR

Company Overview:

VirtualArmour is a high growth Cyber-Security Managed Services Provider (MSP) that offers proprietary solutions, and best in class managed services to an International Corporate Customer base. We are the only pure play cybersecurity company in the Canadian public markets (VAI:CSE). Providing a customized experience for advanced networking and cybersecurity solutions supported by two 24/7/365 Security Operations Centers, best in class technology partners, and an unmatched engineering support team.

Key Performance Indicators:

- 25% Margin on current business
- 96% Client retention rate
- 30% of Revenue is monthly recurring averaging 3 year terms

Forward Looking Statements:

Enterprise concerns around cybersecurity continue to gain attention, demand is growing exponentially with global spending on cybersecurity products and services expected to exceed $1 Trillion over the next 5 years. VirtualArmour is well positioned to capitalize on this opportunity with margin growth anticipated from a ramp in Managed and Professional Services on multi-year terms. All supported by a growing sales and service organization.

Technology Partners:

JUNIPER NETWORKS

paloalto NETWORKS

IBM Security – Intelligence. Integration. Expertise.

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Innovation Highlights:

- Developed CloudCastr proprietary Solution in-house
- A customizable Client Portal and Prevention Platform
- Delivering Unparalleled Responsiveness
- Supporting Proactive Client Communication
- Providing One to One Client Management
- Designed with Customized Incident Response Protocols

Sector:
Cybersecurity / Managed Services

Ticker:
VAI.CSE

Co-Founder & Chairman:
Chris Blisard

Co-Founder & CEO:
Todd Kannegieter

Executive Team:
Russ Armbrust-Sales

Nick Dinsmoor-Strategy and Marketing

Andrew Douthwaite-Managed Services

Chad Schamberger-Engineering Services

Kyle Duffy-Customer Experience

2015 FY Revenue:
$7,366,309 (U.S.)

2016 FY Revenue:
$8,897,092 (U.S.)

Key Customers:

Adobe | VARIAN medical systems | O3b Networks | cologix | FMC | Chevron Phillips Chemical Company LP